   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 18, 1996.

                                                       REGISTRATION NO. 33-85230
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                   FORM SB-2
                                  ON FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                                 TIMELINE, INC.
                  NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER

        STATE OF WASHINGTON                         7372                             91-1590734
      STATE OR JURISDICTION OF          PRIMARY STANDARD INDUSTRIAL        I.R.S. EMPLOYER IDENTIFICATION
   INCORPORATION OR ORGANIZATION         CLASSIFICATION CODE NUMBER                    NUMBER
         3055 - 112TH AVENUE N.E., SUITE 106                      JOHN W. CALAHAN, PRESIDENT
             BELLEVUE, WASHINGTON 98004                                 TIMELINE, INC.
                    206-822-3140                               3055-112TH AVENUE N.E., SUITE 106
                                                                  BELLEVUE, WASHINGTON 98004
                                                                         206-822-3140
 ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE    NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR
                       OFFICES                                              SERVICE
                      -- AND --
       ADDRESS OF PRINCIPAL PLACE OF BUSINESS

                            ------------------------

          COPIES OF ALL COMMUNICATIONS TO THE FOREGOING TO BE SENT TO:

       SCOTT T. BELL & WILLIAM A. CARLETON III       LEONARD R. GLASS, SCOTT M. TAYNE & ELIZABETH PLASKON
            CAIRNCROSS & HEMPELMANN, P.S.                                    PERNA
            701 FIFTH AVENUE, SUITE 7000                 COLE, SCHOTZ, MEISEL, FORMAN & LEONARD, P.A.
           SEATTLE, WASHINGTON 98104-7014               COURT PLAZA NORTH, 25 MAIN STREET, P.O. BOX 800
                    206-587-0700                               HACKENSACK, NEW JERSEY 07602-0800
                                                                         201-489-3000

                            ------------------------

                              PURPOSE OF AMENDMENT

THE PURPOSE OF THIS POST-EFFECTIVE AMENDMENT NO. 1 IS TO

    (A) REMOVE FROM REGISTRATION:
         (I) 50,000 UNITS (EACH CONSISTING OF ONE SHARE OF COMMON STOCK ["OVERALLOTMENT SHARE"] AND ONE WARRANT FOR PURCHASE OF ONE ADDITIONAL SHARE ["OVERALLOTMENT WARRANT"]), REPRESENTING THE TOTAL NUMBER OF UNITS UNDERLYING THE UNDERWRITERS' OVER-ALLOTMENT OPTION, NO PORTION OF WHICH WAS EXERCISED;
         (II) 150,000 OVERALLOTMENT SHARES AND 150,000 OVERALLOTMENT WARRANTS, REPRESENTING ALL OF THE OVERALLOTMENT SHARES AND OVERALLOTMENT
              WARRANTS UNDERLYING THE UNDERWRITERS' OVER-ALLOTMENT OPTION;
        (III) 350,000 SHARES OF COMMON STOCK, REPRESENTING ALL OF THE SHARES OF
              COMMON STOCK UNDERLYING THE REPRESENTATIVES' WARRANTS; AND

    (B) TO AFFECT A SHELF REGISTRATION OF:
         (I) 1,000,000 SHARES OF COMMON STOCK BEING OFFERED BY THE COMPANY PURSUANT TO OUTSTANDING WARRANTS; AND
         (II) 16,153 SHARES OF COMMON STOCK BEING OFFERED BY THE COMPANY UPON EXERCISE OF AN OUTSTANDING TRANSFERABLE WARRANT (THE "MEYERS WARRANT").

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                            ------------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest
reinvestment plans, check the following box: ...................................................................   [ ]
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with
dividend or interest reinvestment plans, check the following box: ..............................................   [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the
Securities Act, check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering: ........................................................   [ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering: ...............................................................................   [ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: ............   [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
                                                  AMOUNT      PROPOSED MAXIMUM PROPOSED MAXIMUM
                                                  TO BE         OFFER PRICE       AGGREGATE        AMOUNT OF
TITLE OF SECURITIES TO BE REGISTERED            REGISTERED       PER SHARE      OFFERING PRICE  REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share
  underlying the Meyers Warrant.............     16,153           $3.50(1)        $56,535.50        $100(2)
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee; based on the closing bid price of the Common Stock on the Nasdaq SmallCap Market on November 12, 1996, pursuant to Rule 457(c).

(2) Does not include $5,375 submitted with the initial filing of this Registration Statement on October 18, 1994 with respect to 1,250,000 shares of Common Stock underlying Warrants.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  This filing consists of   documents. Exhibits' Indices appears on page   of
                                  Document   .

PROSPECTUS

                                1,016,153 SHARES

                                     [LOGO]

                                  COMMON STOCK

     This Prospectus relates to a shelf registration of an aggregate of 1,016,153 shares of Common Stock of Timeline, Inc. ("Timeline" or the "Company"), being offered by the Company pursuant to outstanding warrants. No assurance can be given that the warrants or any portion thereof will be exercised. See "Plan of Distribution."

     The 1,016,153 shares of Common Stock offered for sale by the Company consist of (a) 1,000,000 shares of Common Stock issuable upon the exercise of outstanding transferable warrants at any time on or prior to January 18, 2000 at an exercise price of $6.25 per share (the "Public Warrants"), and (b) 16,153 shares of Common Stock issuable upon the exercise of an outstanding transferable warrant at any time on or prior to May, 2001 at an exercise price of $5.88 per share (the "Meyers Warrant"). All such Public Warrants and the Meyers Warrant are currently exercisable provided that a current prospectus is in effect with respect to such Public Warrants and Meyers Warrant and subject to applicable state securities laws. The Public Warrants are subject to redemption by the Company at a price of $.05 per Public Warrant on 30 days' prior notice, if the closing bid price of the Common Stock, as reported on Nasdaq for 20 consecutive trading days ending within 15 days of the notice of redemption, averages in excess of 160% of the then current exercise price per Public Warrant (currently $10.00). The Public Warrants and Meyers Warrant exercise price is subject to adjustment under certain circumstances. The Public Warrants and Meyers Warrant exercise price is currently greater than recent market prices for the Common Stock. No assurance can be given that the Public Warrants or Meyers Warrant will be exercised.

     The Common Stock and Public Warrants are traded on the Nasdaq SmallCap Market under the symbol "TMLN" and "TMLNW," respectively, and are listed on the Boston Stock Exchange under the same symbols. On November 12, 1996, the last sale price of the Common Stock, as reported on the Nasdaq SmallCap Market, was $3.50 per share, and the last such price of the Warrants, as reported on the Nasdaq SmallCap Market, was $0.625 per share.
                            ------------------------

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS."
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
     CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS           , 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically. The address of that site is http://www.sec.gov. The Company's Common Stock is traded on the Nasdaq SmallCap Market and the Boston Stock Exchange, and such reports and other information can also be inspected at the office of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006 and at the office of the Boston Stock Exchange, One Boston Place, Boston, MA 02108.

     The Company has filed with the Commission a registration statement under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the registration statement and the exhibits thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference. Any interested parties may inspect the registration statement, without charge, at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and any interested parties may obtain copies of all or any part of the registration statement from the Commission at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents or portions of documents filed by the Company with the Commission are incorporated by reference into this Prospectus:

          1. The Company's Annual Report on Form 10-KSB for the year ended March 31, 1996.

          2. The Company's Quarterly Report on Form 10-QSB for the quarter ending June 30, 1996.

          3. The Company's Quarterly Report on Form 10-QSB for the quarter ending September 30, 1996.

          4. The description of the Company's Common Stock contained in its Registration Statement pursuant to Section 12 of the Exchange Act, as amended from time to time.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and made a part hereof from the date of filing of such documents.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any and all documents incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. Requests should be directed to Ms. Paula McGee, Investor Relations, at Timeline, Inc., 3055 - 112th Avenue NE, Suite 106, Bellevue, WA 98004, or by telephone at (206) 822-3140.

                                  THE COMPANY

     The Company develops, markets and supports enterprise-wide financial management and reporting software. Timeline's software products automatically access and distribute business information with full accounting control. Although the Company has products which permit the processing of transactions, Timeline's marketing and development strategy is focused on products which report accounting data in meaningful and flexible formats. The Company believes that these reporting products allow end users to gather and disseminate business information throughout the enterprise while the enterprise maintains maximum flexibility in determining the types of transaction processing systems it will use.

     In May 1994, following 17 years of marketing products designed solely for use in the Digital Equipment Corporation ("Digital") mainframe and minicomputer environment, the Company introduced its first client/server product, OPEN GENERAL LEDGER(@) ("OGL(@)"). OGL(@) incorporates technology designed to gather data from multiple operating systems and hardware platforms, old and new, for translation into a Microsoft Corporation ("Microsoft") client/server environment, and to process transactions within the Microsoft operating system. Refinements to this technology have resulted in the Company's new MV ANALYST-TM/MV SERVER-TM product line, which emphasizes financial reporting and management functions, rather than transaction processing.

     Timeline's primary product family, MV ANALYST-TM and MV SERVER-TM, consists of client/ server software applications based on Microsoft Windows/Windows NT(TM) and Microsoft Office operating systems and products from Microsoft Corporation. Timeline's MV ANALYST-TM/MV SERVER-TM products allow end users to effect enterprise-wide reporting in the user-friendly Microsoft desktop environment, which is currently utilized by many enterprises. The relational accounting architecture embodied in MV ANALYST-TM and MV SERVER-TM adapts to existing accounting systems and other enterprise data that may or may not reside in a Microsoft environment.

     In addition to client/server products, the Company develops, markets and supports a fully integrated line of host-based accounting applications that operate on VAX(@) and AXP(@) computer systems from Digital Equipment Corporation. This product line represents a continuation of Timeline's historical core business and provides ongoing maintenance, license and consulting revenue. Products in this market include General Ledger, Accounts Payable, Accounts Receivable, Digibase, Digicalc II(@), Fixed Assets, Inventory, Purchase Order and Association Management.

     The Company's principal executive offices are located at 3055 - 112th Avenue NE, Suite 106, Bellevue, Washington 98004, and its telephone number is
(206) 822-3140.

                                  RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION CONTAINED IN AND INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

ACCUMULATED DEFICIT; RECENT OPERATING RESULTS

     The Company has demonstrated an historical inability to operate profitably. As of September 30, 1996, the Company had an accumulated deficit of approximately $6,871,774. For the fiscal year ended March 31, 1996, the Company experienced a net loss of $1,422,830. For the six month period ended September 30, 1996, the Company experienced a net loss of $1,782,621. In order to achieve stable profitability, the Company must increase sales of its existing client/server products, develop new products, and control its expenses. There can be no assurance the Company will meet any of these objectives or ever achieve sustained profitability.

LIMITED PRODUCT LINE; UNCERTAINTY OF MARKET ACCEPTANCE

     Until recently, the Company derived substantially all of its net revenues from sales of host-based accounting applications operating on Digital systems. In May 1994 and April 1995, respectively, the Company introduced its first two client/server products for general market release. In June 1996, in connection with an agreement between the Company and Microsoft Corporation, the Company released MICROSOFT(@) SMALL BUSINESS FINANCIAL MANAGER, a financial reporting system for use in the "small-office, home-office" (or "SOHO") market. Although the Company intends to continue to support customers on Digital systems, the Company's future will depend upon the successful development, marketing and sales of OPEN GENERAL LEDGER(@), MV ANALYST(TM), MV SERVER(TM), MICROSOFT(@) SMALL BUSINESS FINANCIAL MANAGER, and other new products that operate on a client/server platform.

     There can be no assurance the Company will achieve or sustain significant sales growth for its actual, scheduled or anticipated client/server products, that enhancements to such products and other applications for the client/server environment can be successfully developed, that demand for client/server products will continue to grow or be sustained, or that the Company's client/server products will successfully compete with the products of others. To the extent demand for the Company's client/server products does not develop due to competition, product performance, customer assessment of the Company's financial resources and expertise, technological change or other factors, the Company's operations will be adversely affected.

RELIANCE ON MICROSOFT

     In furtherance of its long-term client/server product strategy, the Company has developed all of its client/server products to function in the Microsoft Windows and/or Windows NT environments, and anticipates future products will also be designed for use in these Microsoft environments. In light of this product strategy, and because the Company expects that its client/server product line and related enhancements will account for substantially all new license revenues for the foreseeable future, sales of the Company's new products would be materially and adversely affected by market developments adverse to Microsoft Windows and/or Windows NT. The success of the Company's strategy of developing products using the Microsoft Windows and/or Windows NT environments is substantially dependent on its ability to gain timely access to, and to develop expertise in, current and future developments by Microsoft, of which there can be no assurance. Moreover, the abandonment by Microsoft of its current operating system product line or strategy would materially and adversely affect the Company.

FLUCTUATIONS IN PERFORMANCE

     The Company's results of operations have historically varied substantially from period to period (quarterly or otherwise), and the Company expects they will continue to do so. The timing and amount of the Company's net revenues are dependent upon a number of factors, such as the size and timing of customer orders or license agreements, the timing of the introduction and customer acceptance of new products or product enhancements by the Company or its competitors, changes in pricing policies by the Company or its competitors, and changes in general economic conditions.

     Recently, the Company's operating and other expenses have increased significantly. Since its initial public offering in January 1995, the Company has made significant expenditures to enhance its sales and marketing and research and development activities, and general and administrative expenses have increased. The Company may be unable to reduce these expenses quickly if revenues are less than expected. As a result, variations in timing of revenues can cause significant variations in periodic results of operations. The Company does not take any measures specifically designed to limit fluctuations in the Company's periodic results of operations. There can be no assurance the Company will be profitable on a quarter-to-quarter or any other basis in the future.

FUTURE CAPITAL NEEDS

     The Company's net working capital (excluding deferred revenue) at March 31, 1996 was approximately $975,000, a reduction of approximately $1,756,000 from March 31, 1995. The Company's net working capital (excluding deferred revenue) at September 30, 1996 was approximately $1,299,000, an increase of approximately $324,000 from March 31, 1996. The Company's net working capital position is directly attributable to the receipt of approximately $2,352,000, net of issuance costs, upon closing of a private placement of Common Stock in May of 1996 (the "Private Placement"), offset by losses of $1,782,621 incurred during the six months ended September 30, 1996. For the year ended March 31, 1996, operating activities generated a cash flow deficiency of approximately $1,553,000, while investing and financing activities generated positive cash flow of approximately $1,454,000. For the six month period ended September 30, 1996, operating activities generated a cash flow deficiency of approximately $1,950,000 while investing and financing activities generated positive cash flow of approximately $2,018,000 due primarily to receipt of funds from the Company's private placement of an aggregate of 521,530 shares of Common Stock in May, 1996. The Company has not realized any proceeds for the exercise of Warrants. Moreover, there can be no assurance that the Warrants will be exercised and that the Company will realize any proceeds from such exercise. The Company's capital needs in the future will depend upon factors such as the market acceptance of its existing client/server products and any other new products developed by the Company, the cost of increasing the Company's sales and marketing activities and the progress of the Company's research and development activities, none of which can be predicted with certainty. There can be no assurance the Company will not require substantial additional financing in the future. The Company has no commitments or arrangements for such financing, and there can be no assurance any additional financing, if required, will be available to the Company on acceptable terms, if at all. The inability to obtain required financing could have a material adverse effect on the Company's results of operations, and could cause the Company to significantly reduce or suspend its operations, seek a merger partner or sell additional securities on terms which are highly dilutive to existing investors.

TECHNOLOGICAL CHANGE AND UNCERTAINTY

     The market for the Company's products is characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new product introductions. The Company's future success will depend on its ability to enhance its current products and develop new products on a timely and cost-effective basis, to meet changing customer needs and to respond to emerging industry standards and other technological changes. In particular, the Company's products must maintain compatibility with existing and future Microsoft Windows and Windows NT operating environments, local area network operating systems, and other industry-standard database systems, and accepted personal computer, peripheral, communications interface and other hardware standards. Any failure by the Company to anticipate or to respond promptly and adequately to changes in technology and customer preferences, or any significant delays in product development or introduction, would have a material adverse effect on the Company's results of operations. There can be no assurance the Company will be successful in developing new products or enhancing its existing products on a timely basis, or that such new products or product enhancements will achieve market acceptance.

     Software products as complex as those offered by the Company may contain undetected errors or failures when first introduced or as new versions are released. There can be no assurance that, despite significant testing by the Company and by current and potential customers, errors will not be found in new products after commencement of commercial shipments, resulting in loss of or delay in market acceptance. Furthermore, from time to time the Company and others may announce new products, capabilities or technologies which have the potential to replace or shorten life cycles of the Company's existing products. There can be no assurance that announcements of currently planned or other new products will not cause customers to defer purchasing existing Company products. Delays or difficulties associated with new product introductions or product enhancements could have a material adverse effect on the Company's results of operations.

COMPETITION

     The business information software market is highly competitive. Management believes the primary products in competition with OPEN GENERAL LEDGER are products provided by IMRS, Inc. and Comshare, Inc., and the primary products in competition with various products of the MV ANALYST-TM/MV SERVER-TM family are client/server products from FRX and financial reporting modules from various accounting software vendors such as Platinum Software Corporation, Computron Technologies Corp., and various IBM(TM) or UNIX-based vendors. The Company also expects to face competition with respect to those products it is developing and has scheduled for release. In addition, because OPEN GENERAL LEDGER is a complete general ledger product, it competes in large, complex general ledger environments with products provided by PeopleSoft Inc., SAP America Inc., Dun & Bradstreet Software, Inc., and Oracle Corporation, among others, and in the mid-range client/server general ledger market with products provided by Platinum, Computron, and various IBM- or UNIX-based vendors. In the host-based financial and managerial accounting markets, the Company's various products designed for use on Digital operating systems compete with Digital-based products from Ross Systems Inc., Dun & Bradstreet Software, Inc., and Oracle Corporation, among others. Competition for the Company's products that operate on host-based systems also includes a number of vendors with products that run on UNIX or IBM, rather than Digital, operating systems.

     Most of the Company's competitors have significantly greater financial, technical, sales, marketing and other resources, as well as greater name recognition and larger installed bases, than the Company. Because there are minimal barriers to entry into the software market, the Company believes sources of competition will continue to proliferate. The market for the Company's products is characterized by significant price competition, and the Company expects it will face increasing pricing pressures. There can be no assurance the Company will be able to maintain its historic pricing structure, and an inability to do so would adversely affect the Company's results of operations.

RELIANCE ON DISTRIBUTORS

     The Company expects to rely increasingly on distributors for sales of its products. The Company's agreements with its distributors are not exclusive, may be terminated by either party without cause, and generally do not impose minimum purchase requirements. Some of the Company's distributors carry competing product lines. The effectiveness of distributors depends in part on their continued viability and financial stability, which, in turn, depends in part on the economic health of the software industry. There can be no assurance distributors will be able to market the Company's products effectively, or that any existing distributor will continue to represent the Company's products. The inability to recruit, or the loss of, important distributors could adversely affect the Company's results of operations.

     The Company also expects to rely increasingly on distributors to support its products. There can be no assurance, however, that the Company will be able to attract distributors qualified to provide timely and cost-effective customer support or service. Any deficiencies in the service or support provided by such entities could have a material adverse effect on the Company's results of operations.

DEPENDENCE ON KEY PERSONNEL; MANAGEMENT OF GROWTH

     The Company's success depends to a significant extent on the continued contributions of several management personnel, in particular John Calahan, the Company's Chief Executive Officer, and Charles Osenbaugh, the Company's Executive Vice President and Chief Financial Officer. The loss of the services of these key persons would have a material adverse effect on the Company. The Company currently maintains $1 million of key man insurance on the life of Mr. Calahan. The Company has also entered into an employment agreement with Mr. Calahan.

     The Company's success also depends in part on its ability to attract and retain qualified professional, technical, managerial and marketing personnel. Competition for such personnel in the software industry is intense, and there can be no assurance the Company will be successful in attracting and retaining the personnel it requires to conduct its operations successfully. The Company's results of operations could be adversely affected if the Company were unable to attract, hire, train and manage these personnel, or if revenues failed to increase at a rate sufficient to absorb the resulting increase in expenses.

     The Company anticipates that planned growth could place a significant strain on the Company's management and other resources. The ability of the Company to manage and sustain growth will depend in part on the ability of its officers and key personnel to manage growth successfully through the implementation of appropriate management, operational and financial systems and controls.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     The Company relies on a combination of copyright, trademark and trade secret laws, patents, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. The Company has received Notice of Issuance by the U.S. Patent Office of one patent, and one other patent application is pending. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and although the Company is unable to determine the extent, if any, to which piracy of its software products currently exists, it can be expected to occur in the future. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the U.S. There can be no assurance proprietary protections will be adequate or that the Company's competitors will not independently develop similar technology. The Company has not obtained an opinion of counsel as to the validity of its proprietary rights.

     No claims have been made against the Company for infringement of proprietary rights of third parties. There can be no assurance, however, that third parties will not assert infringement claims against the Company in the future. As the number of software products in the industry increases and the functionality of these products further overlaps, the Company believes software programs will increasingly become subject to infringement claims. The cost of responding to any such claim may be substantial, whether or not the assertion is valid.

INTERNATIONAL OPERATIONS

     Historical net revenues attributable to licenses made outside the U.S. have been relatively insignificant. The Company anticipates, however, international licenses will account for a significant portion of its net revenues in the future. The Company's international licenses are currently denominated in U.S. currency. An increase in the value of the U.S. dollar relative to foreign currencies could make the Company's products less competitive in those markets. The Company does not currently engage in foreign currency hedging transactions, although it may implement such transactions in the future. In addition, foreign countries may impose limitations on the amount of currency which may be withdrawn from such countries, thereby adversely affecting the Company's liquidity and geographic market scope.

CONTROL BY MANAGEMENT

     As of November 1, 1996, the directors and officers of the Company owned approximately 41% of the outstanding Common Stock outstanding. As a result, these shareholders, acting together, are and will continue to be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and the approval of significant corporate transactions.

EXERCISE OF WARRANTS AND OPTIONS

     As of November 1, 1996, options and warrants to purchase an aggregate of 1,570,216 shares of Common Stock were outstanding, including 382,938 shares issuable upon the exercise of options and warrants granted to officers, directors and employees of the Company, and also including an additional (a) 71,125 shares issuable upon exercise of an outstanding warrant (the "Unit Warrant") held by H.J. Meyers & Co., Inc. and/or certain of its affiliates ("Meyers"), (b) 71,125 shares issuable upon exercise of 71,125 Public Warrants underlying the Unit Warrant (the "Underlying Warrants"), (c) 28,875 share issuable upon exercise of another outstanding warrant held by Meyers (the "IPO Warrant"), (d) 1,000,000 shares issuable upon exercise of the Public Warrants covered by the registration statement of which this Prospectus forms a part, and
(e) 16,153 shares issuable upon exercise of the Meyers Warrant covered by the registration statement of which this Prospectus forms a part.

     The Unit Warrant and the IPO Warrant were issued in January 1995 to Meyers' predecessor in connection with its participation, as the representative of the underwriters, in the Company's initial public offering. The Public Warrants were issued to the public in connection with such offering. The Meyers Warrant was issued to Meyers in connection with its participation in the Company's private placement of an aggregate of 521,530 shares of Common Stock in May, 1996 (the "Private Placement"). The Unit Warrant, the IPO Warrant, the Meyers Warrant and the Public Warrants are all currently exercisable, provided that a current prospectus is in effect, subject to compliance with applicable state securities laws. The Underlying Warrants, when issued upon exercise of the Unit Warrant, will be substantively identical to the Public Warrants and similarly exercisable. Shares of Common Stock and Underlying Warrants constituting Units will be immediately detachable and separately transferable upon exercise of the Unit Warrant. Shares of Common Stock and/or Underlying Warrants issued upon the exercise of the Unit Warrant, Underlying Warrants, IPO Warrant and Public Warrants will be freely tradable by persons other than affiliates of the Company.

     The Unit Warrant entitles the registered holder thereof to purchase, at any time or from time to time on or before January 17, 2000, up to 71,125 Units at a price of $6.00 per Unit, each Unit consisting of one share of Common Stock and one Redeemable Common Stock Purchase Warrant. The IPO Warrant entitles the registered holder thereof to purchase, at any time or from time to time on or before January 17, 2000, up to 28,875 shares of Common Stock at a price of $6.00 per share. The Meyers Warrant entitles the registered holder thereof to purchase, at any time or from time to time on or before May, 2001, up to 16,153 shares of Common Stock at a price of $5.88 per share. Each Public Warrant entitles and, when issued, each Underlying Warrant will entitle the registered holder thereof to purchase, at any time on or before January 17, 2000, one share of Common Stock at a price of $6.25. The Public Warrants are and, when issued, the Underlying Warrants will be subject to redemption by the Company at a price of $.05 per Warrant or Underlying Warrant, on 30 days' prior written notice, if the closing bid price of the Common Stock, as reported on Nasdaq for 20 consecutive trading days ending within 15 days of the notice of redemption, averages in excess of 160% of the then current exercise price per Warrant or Underlying Warrant. The exercise price of, and the number of securities subject to the Unit Warrant, Underlying Warrants, IPO Warrant, Public Warrants and Meyers Warrant are subject to adjustment under certain circumstances.

     Holders of options and warrants have the opportunity to profit from a rise in the market price of the Company's Common Stock, if any, without assuming the risk of ownership. The existence of such options and warrants may adversely affect the terms under which the Company could obtain additional equity capital. The exercise of these warrants and options likely will affect the market price of the Common Stock. In addition, the Company has agreed it will register under federal and state securities laws the Unit Warrant and the IPO Warrant, and the securities issuable under such warrants, under certain circumstances. Exercise of these registration rights could involve substantial expense to the Company at a time when it could not afford such expenditures.

SHARES ELIGIBLE FOR FUTURE SALE; OUTSTANDING REGISTRATION RIGHTS

     Sales of a substantial number of shares of the Company's Common Stock in the public market could adversely affect the market price for the Common Stock. The shares of Common Stock issued upon exercise of the Unit Warrant, Underlying Warrants, IPO Warrant and Public Warrants will be eligible for sale in the public market without restriction under the Securities Act, except for those shares owned by "affiliates" (as defined in Rule 144 promulgated under the Securities Act), whose rights to sell will be subject to certain limitations under Rule 144. Of the approximate 3.0 million shares of Common Stock outstanding as of the date of this Prospectus, approximately 1.9 million shares are currently eligible for sale in the public market without restriction, and substantially all of the remaining shares are eligible for sale in the public market subject to compliance with Rule 144 or Rule 701 promulgated under Securities Act.

     Notwithstanding these rights to resell, holders of certain shares of Common Stock currently outstanding and outstanding warrants and options to purchase shares of Common Stock are subject to lock-up agreements pursuant to which they have agreed not to sell or otherwise dispose of any outstanding shares, or shares subject to outstanding options or warrants, without the prior written consent of Meyers. With respect to approximately 1.1 million issued and outstanding shares, and approximately 370,000 shares subject to options and warrants, held by such persons, the lock-up period expires on January 18, 1997. After expiration of the relevant lock-up period, the affected shares will be eligible for sale, in most cases subject to the requirements of Rule 144 or Rule 701.

     The Company registered, on May 1, 1996, approximately 368,000 shares of Common Stock issuable pursuant to the exercise of outstanding options and options to be granted under the Company's stock option plans in the future. Registered shares underlying such options and warrants were eligible for sale in the public market commencing 20 days from the date the Company registered such shares.

     The Company registered, on October 7, 1996, 557,530 shares of Common Stock, 521,530 shares of which are being offered for sale by certain of the Company's shareholders (the "Selling Shareholders") purchased by the Selling Shareholders in the Private Placement and 36,000 shares of which may be issued by the Company upon exercise of an outstanding transferable warrant at an exercise price of $5.88 per share issued to Pacific Crest Securities in connection with the Private Placement.

     In addition, holders of an aggregate of approximately 569,000 shares of Common Stock currently outstanding have certain demand or "piggyback" rights to register their shares under the Securities Act. To the extent such demand registration rights are exercised, Meyers has indicated to the Company that it will waive the lock-up periods applicable to holders exercising such rights. Other than with respect to approximately 48,000 shares with demand registration rights, the Company knows of no plan, arrangement, agreement or intention on the part of any holder of the Company's capital stock (whether currently outstanding or subject to outstanding options and warrants) to seek Meyers' consent to release lock-up agreements. Meyers has informed the Company that its general policy with respect to granting such consent is to consider, at the time of request of such consent, the current and future business prospects of the particular company to which the request relates, and the market for such company's securities, all on a case-by-case basis.

POSSIBLE LIMITATIONS ON TAX NET OPERATING LOSS CARRYFORWARDS

     Prior to its initial public offering in January 1995, the Company had accumulated tax net operating loss carryforwards of approximately $1,700,000 and tax credit carryforwards of approximately $185,000. Due to the change in ownership experienced by the Company as a consequence of such offering, the amount of net operating loss carryforward available to be used in any given year may be limited under Section 382 of the Internal Revenue Code of 1986, as amended. The effect of this limitation, under certain circumstances, may result in a partial delay over five years in the Company realizing the benefit of the entire tax loss carryforward. The annual limitation is currently estimated to be $375,000 per year.

POSSIBLE ILLIQUIDITY OF TRADING MARKETS

     The Common Stock and Public Warrants are listed for trading on the Nasdaq SmallCap Market. If the Company should experience significant or prolonged losses from operations, it may be unable to maintain the standards for continued quotation on the Nasdaq SmallCap Market. These standards require the Company to maintain total assets of at least $2 million and capital and surplus of at least $1 million ($2 million should the minimum bid price of the Common Stock fall below $1.00 per share, in which event the market value of the public float would have to equal or exceed $1 million). In addition, the Company's Common Stock must be publicly held by at least 300 shareholders owning at least 100,000 shares with a minimum market value of $200,000. If these standards are not maintained, the Common Stock and Public Warrants could be subject to removal from the Nasdaq SmallCap Market. Trading, if any, in the securities would thereafter be conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet the Nasdaq SmallCap Market listing requirements or in what are commonly referred to as the "pink sheets." As a result, an investor would find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities.

     The Commission has adopted regulations which generally define a "penny stock" to be any equity security that is not quoted on Nasdaq and that has a price (as therein defined) less than $5.00 per share, subject to certain exceptions. If any of the Company's securities were removed from the Nasdaq system, such securities may be deemed "penny stock." Various rules promulgated under the Exchange Act impose certain "sales practice requirements" on broker-dealers who sell such securities in nonexempt transactions, i.e., to persons other than established customers and institutional "accredited investors." In particular, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to a nonexempt sale.

     In addition, prior to any nonexempt transaction by a broker-dealer involving a penny stock, the rules require delivery of a risk disclosure document relating to the penny stock market. Disclosure is also required to be made about compensation payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Other restrictions may also apply.

     The foregoing required penny stock restrictions will not apply to the Company's securities for so long as such securities are listed on Nasdaq or meet certain other restrictive criteria. There can be no assurance that the Company's securities will qualify for exemption from the penny stock restrictions. If any of the Company's securities were subject to the rules on penny stocks, the market liquidity for such securities could be materially and adversely affected.

     The Common Stock and Public Warrants are also listed for trading on the Boston Stock Exchange. If the Company were to experience significant or prolonged losses, however, it may be unable to maintain the standards for continued listing on the Boston Stock Exchange. As a result, an investor would find it more difficult to dispose of, or to obtain accurate quotations for, the Company's securities.

REGULATORY CONDITIONS TO EXERCISE OF PUBLIC WARRANTS

     The Public Warrants are not exercisable unless, at the time of exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Public Warrants and such shares have been registered, qualified or deemed to be exempt under the securities or "blue sky" laws of the state of residence of the exercising holder. Although the Company has undertaken to use reasonable efforts to maintain a current prospectus relating thereto until the expiration of the Public Warrants, there is no assurance that it will be able to do so.

     Although the Company did not knowingly sell Public Warrants to purchasers in jurisdictions in which the Public Warrants and the shares of Common Stock underlying such Public Warrants were not registered or otherwise qualified for sale, investors who reside in jurisdictions in which the shares underlying the Public Warrants are not qualified for sale may purchase Public Warrants in the after-market, or investors who purchase Public Warrants in jurisdictions in which such underlying shares are qualified for sale may change their residence to a jurisdiction in which such shares are not qualified for sale. Under these circumstances, the Company would be unable to issue shares to such investors upon the purported exercise of their Public Warrants. Such investors would have no choice but to attempt to sell their Public Warrants to persons who reside in jurisdictions in which such underlying shares are qualified for sale, or to allow their Public Warrants to expire unexercised.

REDEMPTION OF PUBLIC WARRANTS

     The Public Warrants are subject to redemption by the Company at a price of $.05 per Public Warrant, on 30 days' prior written notice, if the average closing bid price of the Common Stock, as reported on the Nasdaq system for 20 consecutive trading days ending within 15 days of the notice of redemption, exceeds 160% of the current Public Warrant exercise price. In the event the Company elects to redeem Public Warrants by delivery of notice, the Public Warrants would remain exercisable until the close of business on the date fixed for redemption in such notice. If any Public Warrant called for redemption is not exercised by such date, it will cease to be exercisable and the holder will be entitled only to the redemption price. See "Description of Securities -- Warrants."

EFFECT OF ANTITAKEOVER PROVISIONS

     Certain provisions of Washington law and the Company's Articles of Incorporation and Bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for securities of the Company. Certain of such provisions allow the Company to issue Preferred Stock, without shareholder approval, with rights senior to those of the Common Stock and to impose various procedural and other requirements which could make it more difficult for shareholders to effect certain corporation actions.

                                USE OF PROCEEDS

     The net proceeds to the Company from the issuance of Common Stock upon the exercise of the Public Warrants and the Meyers Warrant are estimated to be approximately $6,015,000 (after deducting estimated offering expenses and solicitation fees payable by the Company to Meyers in connection with solicitation of Warrant exercises). The Company expects to use such proceeds for general working capital. The exercise price of the Public Warrants and Meyers Warrant is greater than record market prices of Common Stock, and there is no assurance that any of the Public Warrants or Meyers Warrant will be exercised. The Company will not receive any proceeds for sales of the shares of Common Stock issued upon exercise of the Public Warrants or Meyers Warrant. The Company will bear responsibility for expenses incurred in connection with the registration of all shares of Common Stock offered hereby. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

     The 1,016,153 shares of Common Stock covered by this Prospectus are being offered by the Company and consist of (a) 1,000,000 shares issuable at an exercise price of $6.25 per share upon the exercise of Public Warrants issued by the Company in connection with its initial public offering in January, 1995, and
(b) 16,153 shares issuable at an exercise price of $5.88 per share upon the exercise of the Meyers Warrant issued by the Company to Meyers in connection with a private placement of the Company's securities in May, 1996. The exercise price of, and the number of shares subject to, the Public Warrants and Meyers Warrant are subject to adjustment in certain circumstances, such as, for example, a stock split, stock dividend or reclassification of the Company's Common Stock.

                                INDEMNIFICATION

     The Company's Articles of Incorporation and Bylaws contain provisions limiting the personal liability of directors and indemnifying directors, officers, employees and agents for actions, in their capacity as such, to the fullest extent permitted by law. The Company has also entered into indemnification agreements with its directors and executive officers. Each of the foregoing may include indemnification for liabilities under the Securities Act. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                 LEGAL MATTERS

     Certain legal matters with respect to the registration of the shares of Common Stock offered hereby are being passed upon for the Company by Cairncross & Hempelmann, Seattle, Washington. Cairncross & Hempelmann has not represented any of the Selling Shareholders in connection with such registration.

                                    EXPERTS

     The financial statements of the Company incorporated by reference from the Company's Annual Report (Form 10-KSB) for the year ended March 31, 1996 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

------------------------------------------------------
------------------------------------------------------

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS, UNDER ANY CIRCUMSTANCES, AT ANY TIME, DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................
Incorporation of Certain Documents by
  Reference...........................
The Company...........................
Risk Factors..........................
Use of Proceeds.......................
Plan of Distribution..................
Indemnification.......................
Legal Matters.........................
Experts...............................

------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                                1,016,153 SHARES

                                     [LOGO]
                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                                          , 1996
             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemized statement of the estimated expenses payable by Registrant in connection with this Post-Effective Amendment on Form S-3 to Form SB-2.

    SEC filing fee.............................................................  $   100
    Printing and engraving expenses............................................  $ 3,000
    Accounting fees and expenses...............................................  $ 2,000
    Legal fees and expenses....................................................  $ 5,000
    Blue Sky filing fees and expenses..........................................  $ 5,000
    Miscellaneous expenses.....................................................  $ 2,700
                                                                                 -------
              TOTAL............................................................  $17,800
                                                                                 =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 23B.08.320 of the Washington Business Corporation Act (the "WBCA") authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self dealing or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article 8 of Registrant's Articles of Incorporation, as amended ("Registrant's Articles") contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to Registrant and its shareholders. Any amendment or repeal of such provisions may not adversely affect any right or protection of a director of Registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     Sections 23B.08.500 through 23B.08.600 of the WBCA authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Under the WBCA, a corporation has the power to indemnify a director or officer made a party to a proceeding, or advance or reimburse expenses incurred in a proceeding, under any circumstances, except that no such indemnification shall be allowed on account of: (i) acts or omissions of a director or officer finally adjudged to be intentional misconduct or a knowing violation of the law; (ii) conduct of a director or officer finally adjudged to be an unlawful distribution; or (iii) any transaction with respect to which it was finally adjudged that such director or officer personally received a benefit in money, property or services to which the director or officer was not legally entitled. Article 9 of Registrant's Articles provides for indemnification of Registrant's directors and officers, including those who serve at the request of Registrant as trustees with respect to employee benefit plans, to the maximum extent permitted by Washington law.

     Registrant has entered or may enter into separate indemnification agreements with its directors and officers, including those who serve at the request of Registrant as trustees or administrators with respect to benefit plans, containing provisions that are in some respects broader than the specific indemnification provisions contained in the WBCA. These agreements require or may require Registrant, among other things, to indemnify such directors, officers and plan trustees and administrators against certain liabilities that may arise by reason of their status or service as directors, officers or plan trustees or administrators, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

     Directors and officers of Registrant are covered by insurance (with certain exceptions and limitations) which indemnifies them against losses and liabilities arising from certain alleged "wrongful acts," including alleged errors or misstatements or misleading statements, or certain other alleged wrongful acts or omissions constituting neglect or breach of duty.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                                    DESCRIPTION
------    ---------------------------------------------------------------------------
  *4.1    Specimen Common Stock Certificate
  *5.1    Opinion of Cairncross & Hempelmann, P.S.
   5.2    Opinion of Cairncross & Hempelmann, P.S.
  23.1    Consent of Arthur Andersen, LLP
  23.2    Consent of Cairncross & Hempelmann, P.S. (included in opinion filed as
          Exhibits 5.1 and 5.2)
  24.1    Powers of Attorney (see Signature Page)

---------------

* Included in Registrant's Form SB-2 filed initially on October 6, 1994, as amended and declared effective January 18, 1995 (No. 33-85230), relating to Registrant's initial public offering of securities.

ITEM 17.  UNDERTAKINGS

     Registrant hereby undertakes: (1) to file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to (i) include any prospectus required by section 10(a)(3) of the Securities Act, (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement, and (iii) include any additional or changes material information on the plan of distribution; (2) for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof; and (3) to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     For determining any liability under the Securities Act, the Registrant hereby undertakes: (1) to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective; and
(2) to treat each post-effective amendment that contains a form of prospectus as a new registration statement relating to the securities offered therein, and the offering of such securities at that time as the initial bona fide offering of the securities.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on November 15, 1996.

                                          TIMELINE, INC.

                                          By      /s/ John W. Calahan
                                          --------------------------------------
                                                      John W. Calahan
                                                         President

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John W. Calahan and Charles R. Osenbaugh, or either of them, his or her attorneys-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURES                            CAPACITIES                   DATE
------------------------------------------  ------------------------------  ------------------
    /s/ John W. Calahan                                Director             November 15, 1996
------------------------------------------            President
             John W. Calahan                   Chief Executive Officer
    /s/ Donald K. Babcock                              Director             November 15, 1996
------------------------------------------        Chief Technologist
            Donald K. Babcock
    /s/ Charles R. Osenbaugh                   Director, Executive Vice     November 15, 1996
------------------------------------------    President, Chief Financial
           Charles R. Osenbaugh                        Officer,
                                               Secretary and Treasurer
                                               (principal financial and
                                                 accounting officer)
                                                       Director             November   , 1996
------------------------------------------
            Michael R. Hallman
                                                       Director             November   , 1996
------------------------------------------
             Kent L. Johnson

   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 18, 1996.

                                                       REGISTRATION NO. 33-85230
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    EXHIBITS

                                       TO
                  POST-EFFECTIVE AMENDMENT NO. 1 TO FORM SB-2
                                       ON

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                                 TIMELINE, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               INDEX TO EXHIBITS
                                       TO
                                    FORM S-3

EXHIBIT
NUMBER                                                                                   DESCRIPTION
-------                                                                                  --------
   5.2      Opinion of Cairncross & Hempelmann, P.S....................................
  23.1      Consent of Arthur Andersen LLP.............................................